               INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

         This Agreement, made this 2nd day of February, 1993, by and between Piper Institutional Funds Inc., a Minnesota corporation (the "Fund"), on behalf of the three series of shares of common stock of the Fund that adopt this Agreement (such series being Institutional Money Market Fund, Institutional Government Adjustable Portfolio and Enhanced 500 Fund) (the "Series"), (which Agreement shall be supplemented from time to time to reflect the addition of new series of the Fund), and Piper Capital Management Incorporated, a Delaware corporation (the "Adviser").

    1. INVESTMENT ADVISORY AND MANAGEMENT SERVICES. The Fund hereby engages the Adviser on behalf of the Series, and the Adviser hereby agrees to act as investment adviser for, and to manage the affairs, business and the investment of the assets of the Series.

         The investment of the assets of each Series shall at all times be subject to the applicable provisions of the Articles of Incorporation, Bylaws, Registration Statement on Form N-1A and any representations contained in the Prospectus and Statement of Additional Information of such Series and shall conform to the policies and purposes of each Series as set forth in such documents and (a) as interpreted from time to time by the Board of Directors of the Fund and (b) as may be amended from time to time by the Board of Directors and/or the shareholders of each Series as permitted by the Investment Company Act of 1940, as amended (the "1940 Act"). Within the framework of the investment policies of each Series, the Adviser shall have the sole and exclusive responsibility for the management of the assets of each Series and the making and execution of all investment decisions for each Series. The Adviser shall report to the Board of Directors regularly at such times and in such detail as the Board may from time to time determine to be appropriate, in order to permit the Board to determine the adherence of the Adviser to the investment policies of the Series.

         The Adviser shall, at its own expense, furnish suitable office space and all necessary office facilities, equipment and personnel for servicing the investments of the Series. The Adviser shall arrange, if requested by the Fund, for officers, employees or other Affiliated Persons (as defined in Section 2(a)(3) of the 1940 Act and the rules, regulations and releases relating thereto) of the Adviser to serve without compensation from the Fund as directors, officers, or employees of the Fund if duly elected to such positions by the shareholders or directors of the Fund.

         The Adviser hereby acknowledges that all records necessary in the operation of each Series, including records pertaining to shareholders and investments, are the property of the Fund, and in the event that a transfer of management or investment advisory services to someone other than the Adviser should ever occur, the Adviser will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Fund.

     2. COMPENSATION FOR SERVICES. In payment for all services, facilities, equipment and personnel, and for other costs of the Adviser hereunder, the Fund shall pay to the Adviser a monthly investment advisory fee for each Series. The monthly fee payable by each Series shall be as set forth below and may be updated from time to time by an amendment to this Agreement to reflect the creation of future Series of the Fund. The investment advisory fee for any future Series shall be as determined by the Board of Directors of the Fund upon the creation of such Series. The monthly fee payable by each Series shall be based on the average net asset values of all of the issued and outstanding shares of such Series as determined at the close of each business day of the month pursuant to the Articles and Bylaws of the Fund and the currently effective Prospectus and Statement of Additional Information of such Series. The fees shall be prorated for any fraction of a month at the commencement or termination of this Agreement.
The following table sets forth the fees on a monthly and annual basis:

                                                                   Equivalent
                                       Monthly Rate                Annual Rate
                                       ------------                -----------
Series A- Institutional                1/12 of .15%                    .15%
Money Market Fund

Series B- Institutional Government     1/12 of .30%                    .30%
Adjustable Portfolio

Series C- Enhanced 500 Fund            1/12 of .50%                    .50%

    3.   ALLOCATION OF EXPENSES.

         (a) In addition to the fees described in Section 2 hereof, each Series shall pay all its expenses which are not assumed by the Adviser or Piper Jaffray Inc. (the "Distributor"). These expenses include, by way of example, but not by way of limitation, (i) brokerage and commission expenses;
(ii) federal, state, local and foreign taxes, including issue and transfer taxes incurred by or levied on the Fund; (iii) interest charges on borrowings; (iv) the Fund's organizational and offering expenses, whether or not advanced by the Adviser; (v) the cost of other personnel providing services to the Fund; (vi) fees and expenses of registering shares under applicable state securities laws; (vii) expenses of printing and distributing reports to shareholders; (viii) costs of shareholders' meetings and proxy solicitation; (ix) charges and expenses of the Fund's custodian and registrar, transfer agent and

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

dividend disbursing agent; (x) compensation of the Fund's officers, directors and employees that are not Affiliated Persons or Interested Persons (as defined in Section 2(a)(19) of the 1940 Act and the rules, regulations and releases relating thereto) of the Adviser; (xi) legal and auditing expenses;
(xii) costs of stationery and supplies; (xiii) expenses of preparing prospectuses and of printing and distributing prospectuses and statements of additional information annually to existing shareholders; (xiv) insurance expenses; (xv) association membership dues; (xvi) Rule 12b-1 Plan of Distribution fees (when applicable); and (xvii) the fees and expenses of registering and maintaining the registration of the Series and its shares with the Securities and Exchange Commission.

    The Distributor or the Adviser shall bear all advertising and promotional expenses in connection with the distribution of each Series' shares, including paying for prospectuses, statements of additional information and shareholder reports for new shareholders and the costs of sales literature and advertising. No Series shall use any of its assets to finance costs incurred in connection with the distribution of its shares except pursuant to a Plan of Distribution, if any, adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940.

    4. LIMIT ON EXPENSES. It is understood that the laws of certain states in which the shares of each Series are offered for sale may require that such Series be reimbursed for excess expenses of such Series, and the Adviser agrees to make such reimbursement.

    5. FREEDOM TO DEAL WITH THIRD PARTIES. The Adviser shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

    6. EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT. This Agreement shall become effective as of the effective date of the Fund's Registration Statement on Form N-1A. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities or shares of a Series shall mean the vote of 67% or more of such shares if the holders of more than 50% of such shares are present in person or by proxy or the vote of more than 50% of such shares, whichever is less.

         Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect with respect to each Series for a period of two years from the date of its execution, and thereafter shall continue in effect only so long as such continuance is specifically approved at least annually
(a) by the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the applicable Series, and (b) by the vote of a majority of the directors who are not parties to this Agreement or Interested Persons of the Adviser or of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

         This Agreement may be terminated with respect to any Series at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by the vote of the holders of a majority of the outstanding voting securities of such Series, or by the Adviser, upon 60 days' written notice to the other party. Any such termination may be made effective with respect to both the investment advisory and management services provided for in this Agreement or with respect to either of such kinds of services. This Agreement shall automatically terminate in the event of its assignment as defined in the l940 Act and the rules thereunder. This Agreement shall automatically terminate upon completion of the dissolution, liquidation or winding up of the Fund.

    7. AMENDMENTS TO AGREEMENT. No material amendment to this Agreement shall be effective until approved by a vote of the holders of a majority of the outstanding shares of the applicable series of the Fund.

    8. NOTICES. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

         IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              PIPER INSTITUTIONAL FUNDS INC.



                              By /s/ Edward J. Kohler
                                 -------------------------------------------
                                 Its President
                                     ---------------------------------------


                              PIPER CAPITAL MANAGEMENT
                              INCORPORATED



                              By /s/ Edward J. Kohler
                                 -------------------------------------------
                                 Its President
                                     ---------------------------------------



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